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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 31/Amendment No. 402 to Registration Statement No. 333-96785/811-08306 on Form N-4 of our report dated March 24, 2017, relating to the financial statements and financial highlights comprising of each of the Sub-Accounts of Brighthouse Variable Annuity Account B (formerly First MetLife Investors Variable Annuity Account
One) and our report dated March 24, 2017, relating to the financial statements and financial statement schedules of Brighthouse Life Insurance Company of NY (formerly First MetLife Investors Insurance Company) (the "Company") (which report expresses an unqualified opinion on the financial statements and related schedules and includes an explanatory paragraph results regarding the Company being a member of controlled group of affiliated such that its results may not be indicative of those of a stand-alone entity as described in Note 1); and our report dated April 18, 2017, relating to the consolidated financial statements of General American Life Insurance Company and subsidiary (the "Guarantor") (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph related to the Guarantor being a member of a controlled group); all appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Independent Registered Public Accounting Firm" also in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
April 21, 2017